UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

March 14, 2013 (March 8, 2013)

Dean Foods Company

(Exact name of registrant as specified in charter)

Delaware	1-12755	75-2559681
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2711 North Haskell Ave., Suite 3400

Dallas, TX 75204

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (214) 303-3400

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 8, 2013, certain subsidiaries of Dean Foods Company (the “Company”) that are party to the Fifth Amended and Restated Receivables Purchase Agreement (the “Receivables Purchase Agreement”) entered into Amendment No. 17 (the “Seventeenth Amendment”) to the Receivables Purchase Agreement and Reaffirmation of Performance Undertaking pursuant to which the liquidity termination date was extended to March 6, 2015, which date may be extended by mutual consent of the parties for an additional 364 days pursuant to the terms of the Receivables Purchase Agreement. In addition, the Seventeenth Amendment reduced the Purchase Limit from $600 million to $550 million to reflect the recent disposition by the Company of its Morningstar operations and the initial public offering by The WhiteWave Foods Company completed in 2012, and modified certain other terms.

The Seventeenth Amendment is by and among (1) Dairy Group Receivables, L.P. and Dairy Group Receivables II, L.P., as sellers, each of which is a subsidiary of the Company; (2) the financial institutions that are party to the Receivables Purchase Agreement; (3) the companies that are party to the Receivables Purchase Agreement; (4) JPMorgan Chase Bank, N.A., as agent; (5) PNC Bank, National Association, as LC Bank; (6) the Company, as provider of certain performance undertakings on behalf of its subsidiaries; and (7) each of the Company’s subsidiaries that are party to the Receivables Purchase Agreement, as servicers. The full text of the Seventeenth Amendment is attached as Exhibit 10.1 to this Current Report on Form 8-K, and this description is qualified in its entirety by reference thereto.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Amendment No. 17 to Fifth Amended and Restated Receivables Purchase Agreement and Reaffirmation of Performance Undertaking, dated March 8, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 14, 2013	DEAN FOODS COMPANY

	By:	/s/ Rachel A. Gonzalez

Rachel A. Gonzalez Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amendment No. 17 to Fifth Amended and Restated Receivables Purchase Agreement and Reaffirmation of Performance Undertaking, dated March 8, 2013